Exhibit 10.3
Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT
AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) dated as of September 29, 2017 to the Amended and Restated Term Loan Credit Agreement dated as of December 23, 2016 (as in effect prior to this Amendment, the “Credit Agreement”), among BASIC ENERGY SERVICES, INC. (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent.
WHEREAS, the Borrower desires (i) to prepay in full all amounts outstanding under, and terminate all commitments under, the ABL Credit Agreement (the “ABL Payoff”) and (ii) to cause certain of its Affiliates to enter into an accounts receivables financing facility, and in connection therewith has requested certain amendments to the Credit Agreement;
Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”).
ARTICLE II
AMENDMENTS TO THE CREDIT AGREEMENT
Section 2.01 Amendments to Credit Agreement. Each of the parties hereto agrees that, effective on the Amendment Effective Date, the Credit Agreement shall be amended as set forth below to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text):
(a)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical location:
“Bank of America Cash Collateral Account” means the deposit account or accounts designated as the “Cash Collateral Accounts” under the Bank of America Cash Collateral Agreement.
“Bank of America Cash Collateral Agreement” means that certain Cash Collateral Agreement dated as of September 29, 2017, among Bank of America, N.A. and Basic Energy Services, Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if any such amendment, restatement, supplement or modification is materially adverse to the Lenders, it shall require the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), it being understood and agreed that any such amendment, restatement, supplement or modification that increases the obligations or liabilities of any Loan Party shall be deemed to be materially adverse to the Lenders.
“Bank of America Letters of Credit” means the letters of credit outstanding under the ABL Credit Agreement as of September 29, 2017, as such letters of credit may be amended, extended or otherwise modified (but not increased) from time to time, in an aggregate face amount not to exceed $43,093,000.
“Receivables Financing Agreement” means that certain Credit and Security Agreement, dated as of September 29, 2017, among Receivables SPE, as borrower, Basic Energy Services, L.P., as initial servicer, the Borrower, as performance guarantor, the lenders party thereto and UBS AG, Stamford Branch, as administrative agent and collateral agent, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if any such amendment, restatement, supplement or modification is materially adverse to the Lenders, it shall require the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), it being understood and agreed that any such amendment, restatement, supplement or modification that increases the obligations or liabilities of any Loan Party shall be deemed to be materially adverse to the Lenders.
“Receivables Parent” means BER Holdco, LLC, a Delaware limited liability company.
“Receivables SPE” means Basic Energy Receivables, LLC, a Delaware limited liability company.
“Receivables Transfer Agreement” means that certain Receivables Transfer Agreement, dated as of September 29, 2017, among Basic Energy Services, L.P., as initial originator, and Receivables SPE, as transferee, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if any such amendment, restatement, supplement or modification is materially adverse to the Lenders, it shall require the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), it being understood and agreed that any such amendment, restatement, supplement or modification that increases the obligations or liabilities of any Loan Party shall be deemed to be materially adverse to the Lenders.
“Subordinated Note” means that certain promissory noted, dated as of September 29, 2017, issued by Receivables SPE in favor of the originators under the Receivables Transfer Agreement.
(b)    The definition of “Excluded Property” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Excluded Property” shall have the meaning set forth in the Security Agreement. Notwithstanding anything in any Loan Document to the contrary, it is understood and agreed that the Bank of America Cash Collateral Account (including any and all securities, securities entitlements, financial assets, investment property, certificates of deposit, cash and other property held therein, including, without limitation, the certificates (or any other agreements or instruments), if any, representing such property and all options and other rights, contractual or otherwise, with respect thereto, and any interest or dividends thereon) shall be deemed to be Excluded Property for purposes of the Loan Documents.
(c)    The definition of “Immaterial Domestic Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Immaterial Domestic Subsidiary” means (a) Receivables Parent and (b) any Domestic Subsidiary that (i) does not own any Collateral, (ii) does not guaranty any obligations with respect to the ABL Credit Agreement, (iii) generates less than 2.5% of Consolidated EBITDA for the Measurement Period most recently ended for which financial statements of the Borrower are available, and (iv) owns net assets that have an aggregate fair market value of less than 2.5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the end of the fiscal quarter most recently ended.
(d)    The definition of “Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that Receivables SPE shall be deemed not to be a Subsidiary of the Borrower.
(e)    Section 2.05(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(ii) Sales of Assets. Subject to the Intercreditor Agreement, upon receipt of Net Proceeds from (A) the sale or other disposition of any property or assets of any Loan Party or any of its Subsidiaries (other than inventory sold in the ordinary course or the sale of accounts receivables to Receivables SPE pursuant to the Receivables Transfer Agreement) or (B) any casualty insurance pursuant to Section 6.07 or business interruption insurance, or if any of such property or assets are comprised of real property subject to a mortgage that is damaged, destroyed or taken by condemnation, in whole or in part, the Borrower shall pay or cause such Loan Party or its Subsidiaries to pay to the Administrative Agent, for the ratable benefit of the Lenders, an amount equal to 100% of such Net Proceeds as a mandatory prepayment of the Obligations; provided that, no proceeds realized in a transaction or series of transactions which would otherwise be subject to the prepayment requirements under the foregoing clause (A) or (B) shall constitute Net Proceeds for purposes of this Section 2.05(b)(ii) until the aggregate proceeds from all such transactions exceed $250,000 over the term of this Agreement (and thereafter all such proceeds, including the initial $250,000 of such proceeds, shall constitute Net Proceeds for purposes of this Section 2.05(b)(ii) and be subject to the prepayment requirement included herein). Notwithstanding the foregoing, the Borrower will not be required to use Net Proceeds to prepay the Obligations to the extent that the relevant Loan Party or Subsidiary reinvests such Net Proceeds in replacement assets within 90 days following its receipt of such Net Proceeds; provided that, during such reinvestment period, such Net Proceeds shall be held in the Term Loan Proceeds Collateral Account until the Net Proceeds are so reinvested.
(f)    Section 2.05(b)(v) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(v) Extraordinary Receipts. Upon receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts (other than any cash proceeds of the sale of accounts receivables to Receivables SPE pursuant to the Receivables Transfer Agreement), the Borrower shall pay, or cause such Loan Party or Subsidiary to pay, to the Administrative Agent, for the ratable benefit of the Lenders, when and as received by such Loan Party or Subsidiary and as a mandatory prepayment of the Obligations, an amount equal to 100% of such Extraordinary Receipts.
(g)    The first sentence of Article VII of the Credit Agreement is hereby amended and restated in its entirety as follows:
So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary (excluding for purposes of this Article VII, other than with respect to Section 7.11, Receivables Parent) to, directly or indirectly:
(h)    Section 7.01(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(l) ~~Liens of the ABL Agent to secure the Indebtedness permitted by Section 7.02(m) hereof; provided, that, such Liens are secured solely by ABL Priority Collateral and subject to the Intercreditor Agreement~~ Liens on the Bank of America Cash Collateral Account (including any and all securities, securities entitlements, financial assets, investment property, certificates of deposit, cash and other property held therein, including, without limitation, the certificates (or any other agreements or instruments), if any, representing such property and all options and other rights, contractual or otherwise, with respect thereto, and any interest or dividends thereon) securing the Bank of America Letters of Credit; provided that upon the occurrence of (x) a return by the beneficiary for cancelation or expiration of any Bank of America Letter of Credit, (y) a drawing upon any Bank of America Letter of Credit (giving effect to any reimbursement thereof) or (z) a reduction of the face amount of any Bank of America Letter of Credit, or if the amount on deposit in the Bank of America Cash Collateral Account otherwise exceeds the amount required pursuant to the Bank of America Cash Collateral Agreement, then in each of the foregoing cases the amount by which the amount on deposit in the Bank of America Cash Collateral Account exceeds the amount required to cash collateralize the Bank of America Letters of Credit then outstanding pursuant to the Bank of America Cash Collateral Agreement, after giving effect to such occurrence, shall be transferred to the Term Loan Proceeds Collateral Account or any other deposit account subject to a control agreement in favor of the Administrative Agent, in the case of clauses (x) or (y) above, immediately upon the availability of such excess amounts for return or release, and in the case of clause (z) above, at the earliest time such excess amounts are permitted to be released and are available pursuant to the Bank of America Cash Collateral Agreement;
(i)    Section 7.02(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(g) ~~[reserved]~~ Guarantees by the Borrower of the obligations of Receivables SPE and Basic Energy Services, L.P. under the Receivables Financing Agreement;
(j)    Section 7.02(m) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(m) ~~Indebtedness under the ABL Credit Agreement (and any refinancings, refundings, renewals or extensions thereof in accordance with the terms of the Intercreditor Agreement) in an aggregate principal amount at any one time outstanding pursuant to this clause (m) not to exceed $100,000,000~~ Indebtedness under the Bank of America Letters of Credit.
(k)    Section 7.03 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of section (j) thereof, (ii) replacing the period at the end of clause (k) thereof with “; and” and (iii) inserting the following clause (l) at the end thereof:
(l) the Subordinated Note.
(l)    Section 7.05(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i) ~~[reserved]~~ Dispositions (including, without limitation, by way of contribution) to Receivables SPE of accounts receivable and related assets pursuant to the Receivables Transfer Agreement; and
(m)    Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 7.11. ~~[Reserved]~~ Permitted Activities of Receivables Parent. Notwithstanding anything to the contrary contained herein, unless the Required Lenders shall otherwise consent in writing, Receivables Parent shall not, and the Borrower and its Subsidiaries shall not cause or permit Receivables Parent to, engage in any business or activity or own any assets other than (a) its ownership of the Equity Interests of Receivables SPE and activities incidental thereto, in each case, solely as permitted pursuant to this Agreement, (b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and compliance with all applicable Laws, (c) its pledge of Equity Interests of Receivables SPE to the lenders under the Receivables Financing Agreement, (d) the making of distributions in respect of its Equity Interests and (e) activities incidental or reasonably related to the foregoing, it being understood and agreed that Receivables Parent shall not, and the Borrower and its Subsidiaries shall not cause or permit Receivables Parent to, (i) incur, directly or indirectly, any Indebtedness, (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than its pledge of the Equity Interests of Receivables SPE pursuant to the Receivables Financing Agreement, (iii) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, (iv) sell or otherwise dispose of any Equity Interests of Receivables SPE, (v) create or acquire any direct Subsidiary or make or own any direct Investment in any Person other than in Receivables SPE or (vi) cease to be a wholly owned direct or indirect Subsidiary of the Borrower.
(n)    Section 8.01(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than secured Indebtedness that becomes due as a result of the voluntary sale or transfer, casualty or condemnation of the assets securing such Indebtedness) or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event under this clause (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; ~~or~~ (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $15,000,000; or (iii) there occurs any Event of Default (as so defined) under the Receivables Financing Agreement; or
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01 Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each other party hereto, on and as of the Amendment Effective Date, that the following statements are true and correct on and as of the Amendment Effective Date:
(a)    The execution, delivery and performance by the Borrower of this Amendment, and the performance of the Amended Credit Agreement, have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene the terms of any of the Borrower’s Organization Documents.
(b)    This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable bankruptcy or insolvency laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).
(c)    The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and, except that for purposes of this paragraph, the representations and warranties contained in subsection (a) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), as applicable, of Section 6.01 of the Credit Agreement.
(d)    As of the Amendment Effective Date, no Default or Event of Default shall exist immediately before or immediately after giving effect to this Amendment.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS
Section 4.01 Amendment Effective Date. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:
(a)    Execution and Delivery of this Amendment. The Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by each of the Borrower, such Lenders constituting the Required Lenders and the Administrative Agent.
(b)    Execution and Delivery of the Receivables Documents. The Administrative Agent shall have received fully executed copies of the Receivables Financing Agreement and the Receivables Transfer Agreement.
(c)    ABL Payoff. Substantially concurrently with the Amendment Effective Date, the ABL Payoff shall have been consummated on terms reasonably satisfactory to the Required Lenders, and the Required Lenders shall have received such evidence of the same as they may reasonably request.
(d)    Representations and Warranties; No Default. The representations and warranties set forth in Section 3.01 above shall be true and correct on the Amendment Effective Date.
(e)    Pledges. The Administrative Agent shall have received evidence of the completion of all other actions that the Lenders may deem necessary or desirable in order to cause the Subordinated Note and the Equity Interests of Receivables Parent to be subject to a perfected, first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties (prior to all other Liens other than Liens permitted pursuant to Section 7.01 of the Credit Agreement), including (i) the issuance of the Subordinated Note in a form reasonably satisfactory to the Required Lenders and, to the extent the Subordinated Note is certificated, delivery to the Administrative Agent of (x) the Subordinated Note and corresponding note power and (y) a supplement to Schedule 3.5(c) of the Security Agreement reflecting a pledge of the Subordinated Note and (ii) delivery to the Administrative Agent of a supplement to Schedule 3.5(a) of the Security Agreement reflecting a pledge of all of the Equity Interests of Receivables Parent.
Section 4.02 Effects of this Amendment.
(a)    Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, Liens, guarantees or agreements contained in the existing Credit Agreement or any other provision of the existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(b)    From and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.
ARTICLE V
MISCELLANEOUS
Section 5.01 Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 5.02 Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent and each Lender for its actual and reasonable costs and expenses in connection with this Amendment to the extent required pursuant to Section 10.04 of the Credit Agreement.
Section 5.03 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.
Section 5.04 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BASIC ENERGY SERVICES, INC.,
as Borrower

By:	/s/Alan Krenek Name: Alan Krenek Title: Senior Vice President, Chief Financial Officer, Treasurer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By: /s/James A. Hanley
Name: James A. Hanley
Title: Vice President

WEST STREET ENERGY PARTNERS, L.P., as a Lender

By:	Broad Street Energy Advisors, L.L.C., its General Partner
By: /s/Charlie Gailliot
Name: Charlie Gailliot
Title: Vice President
BALIUS CAYMAN L.P., as a Lender

By:	Broad Street Energy Advisors, L.L.C., its General Partner
By: /s/Charlie Gailliot
Name: Charlie Gailliot
Title: Vice President

GOLDMAN, SACHS & CO., as Investment Advisor to certain Lenders

By: /s/Charlie Gailliot
Name: Charlie Gailliot
Title: Managing Director

RIVERSTONE VI BASIC HOLDINGS, L.P., as a Lender By: Riverstone Energy GP VI, LLC, its General Partner
By:	/s/N. John Lancaster, Jr.
Name: N. John Lancaster, Jr.
Title: